EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm as “experts” and to the inclusion in this registration statement of Carolina Bank Holdings, Inc. on Form S-1 of our report, dated March 17, 2008, on the consolidated financial statements of Carolina Bank Holdings and subsidiary as of and for the years ended December 31, 2007 and 2006.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, NC

June 9, 2008